Exhibit 16.1

August 23, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Input/Output, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Input/Output’s Form 8-K report dated August 23, 2005  We agree with the statements concerning our Firm in such Form 8-K.  However, we make no comment whatsoever regarding the current status of the material weakness in internal controls regarding royalty expenses or any remedial actions taken with respect to such material weakness.

Very truly yours,

PricewaterhouseCoopers LLP